Exhibit 99.1

Array Announces Closing Of Pierre Fabre Transaction

BOULDER, Colo., Dec. 21, 2015 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced the closing of its definitive agreement with Pierre Fabre following approval of the agreement by the European Commission on Competition (ECC).  The definitive agreement, announced on November 16, 2015, relates to globally developing and commercializing Array's late-stage novel oncology products, binimetinib and encorafenib. Binimetinib, a MEK inhibitor, and encorafenib, a BRAF inhibitor, are currently advancing in three, global Phase 3 trials for melanoma and ovarian cancer.

About the Array / Pierre Fabre Agreement
Under the terms of the agreement, Array will receive an upfront payment of $30 million and retains exclusive commercialization rights for binimetinib and encorafenib in the United States, Canada, Japan, Korea and Israel.  Pierre Fabre will have exclusive rights to commercialize both products in all other countries, including Europe, Asia and Latin America. Array is entitled to receive up to $425 million if certain development and commercialization milestones are achieved, and is eligible for robust, tiered double-digit royalties. Array and Pierre Fabre have agreed to split future development costs on a 60:40 basis (Array:Pierre Fabre) with initial funding committed for new clinical trials in colorectal cancer and melanoma.  All ongoing binimetinib and encorafenib clinical trials remain substantially funded through completion by Novartis.

About Binimetinib and Encorafenib
RAF and MEK are key protein kinases in the RAS/RAF/MEK/ERK pathway. Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as non-small cell lung cancer, melanoma, colorectal, ovarian and thyroid cancers. Binimetinib is a small molecule MEK inhibitor and encorafenib is a small molecule BRAF inhibitor, both of which target key enzymes in this pathway. Three Phase 3 trials in advanced cancer patients continue to advance: NRAS-mutant melanoma (NEMO, with binimetinib), low-grade serous ovarian cancer (MILO, with binimetinib) and BRAF-mutant melanoma (COLUMBUS, with binimetinib and encorafenib). Array announced on December 16, 2015 that NEMO met its primary endpoint of improving progression-free survival compared with dacarbazine treatment.  Array plans to submit binimetinib to regulatory authorities for marketing approval in NRAS-mutant melanoma during the first half of 2016.  Array also projects a regulatory filing of binimetinib in combination with encorafenib in BRAF melanoma in 2016.

About Pierre Fabre and Pierre Fabre Oncology
Pierre Fabre is a French privately-owned health and beauty care company created in 1961 by Mr. Pierre Fabre. In 2014, global sales reached €2.1 billion across 130 countries. The company is structured around two divisions: Pharmaceuticals (Prescription drugs, Consumer Health Care) and Dermo-cosmetics (including the European and Asian market-leader Eau Thermale Avene brand). Pierre Fabre employs some 10,000 people worldwide and owns subsidiary in 43 countries. In 2014, the company allocated 17 percent of its pharmaceuticals sales to R&D with a focus on 4 therapeutic areas: oncology, dermatology, CNS and consumer health care.

Pierre Fabre Oncology, a business unit of the Pierre Fabre company, is supported by over 1,000 employees with a strong focus on European markets.  In 2014, worldwide annual sales of Pierre Fabre Oncology products surpassed $200 million on the strength of the Oral Navelbine, Javlor and Busilvex brands. In addition, Pierre Fabre has a significant commitment and track record in pharmaceutical R&D, developing products for patients afflicted with lung, breast and other solid tumors and hematological cancers.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development of binimetinib and encorafenib, the timing of the completion or initiation of further development of binimetinib and encorafenib, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to locate a suitable partner for binimetinib and encorafenib, the impact of the third party payment by Array on our results of operations, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 21, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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